                                  EXHIBIT 11

                  US FACILITIES CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

     The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each quarter ended June 30, as follows:

                                    Quarter Ended          Six Months Ended
                                       June 30                 June 30
                                  -----------------       ------------------
                                   1995        1994        1995        1994
                                  ------      ------      ------      ------
                                     (000 omitted, except per share data)

Net income                        $3,849      $  761      $6,771      $1,361
                                  ======      ======      ======      ======
Weighted average shares
   outstanding during the
   period                          5,571       5,777       5,506       5,761

Common stock equivalent
   shares                            203         272         169         232
                                  ------      ------      ------      ------
Common and common stock
   equivalent shares out-
   standing for purposes of
   calculating income per
   share                           5,774       6,049       5,675       5,993

Incremental shares to reflect
   full dilution                      51          11          85          51
                                  ------      ------      ------      ------
Total shares for purpose of
   calculating fully diluted
   income per share                5,825       6,060       5,760       6,044
                                  ======      ======      ======      ======

Net income per common and
   common equivalent share        $ 0.67      $ 0.13      $ 1.19      $ 0.23
                                  ======      ======      ======      ======
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